EXHIBIT 23.2
                            DeGolyer and MacNaughton
                               One Energy Square
                              Dallas, texas 75206

                                January 13, 1995

Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

      Pursuant to your request, we have prepared estimates, as of January 1, 1995, of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties in the United States and Canada owned by Enron Oil & Gas Company, hereinafter referred to as "Enron." The properties consist of working interests located in the states of New Mexico, Texas, Utah, and Wyoming and in the offshore waters of Texas in the United States and in the province of Saskatchewan in Canada. Our estimates are reported in detail in our "Report as of January 1, 1995 on Proved Reserves of Certain Properties in the United States owned by Enron Oil & Gas Company - Selected Properties" and our "Report as of January 1, 1995 on Proved Reserves of Certain Properties in Canada owned by Enron Oil & Gas Company - Selected Properties," hereinafter collectively referred to as the "Reports." We also have reviewed information provided to us by Enron that it represents to be Enron estimates of the reserves, as of January 1, 1995, for the same properties as those included in the Reports.

      Proved reserves estimated by us and referred to herein are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. Proved reserves are defined as those that have been proved to a high degree of certainty by reason of actual completion, successful testing, or in certain cases by adequate core analyses and electrical-log interpretation when the producing characteristics of the formation are known from nearby fields. These reserves are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated

                                       1

material. This definition is in agreement with the definition of proved reserves prescribed by the Securities and Exchange Commission.

      Enron represents that its estimates of the proved reserves, as of January 1, 1995, net to its leasehold interests in the properties included in the Reports are as follows:


Oil, Condensate, and
Natural Gas Liquids            Natural Gas             Net Equivalent
(thousand barrels)          (million cubic feet)      Million Cubic Feet
- --------------------        --------------------      ------------------
     11,280                      1,200,900                 1,268,580

Note: Net equivalent million cubic feet is based on 1 barrel of oil, condensate, or natural gas liquids being equivalent to 6,000 cubic feet of gas.

      Enron has advised us, and we have assumed, that its estimates of proved oil, condensate, natural gas liquids, and natural gas reserves are in accordance with the rules and regulations of the Securities and Exchange Commission.

      Proved reserves estimated by us for the properties included in the Reports, as of January 1, 1995, are as follows:


Oil, Condensate, and
Natural Gas Liquids           Natural Gas               Net Equivalent
(thousand barrels)        (million cubic feet)         Million Cubic Feet
- -------------------       --------------------         ------------------
     11,721                    1,230,633                   1,300,959

Note: Net equivalent million cubic feet is based on 1 barrel of oil, condensate, or natural gas liquids being equivalent to 6,000 cubic feet of gas.

      In making a comparison of the detailed estimates prepared by us and by Enron of the properties involved, we have found differences, both positive and negative, in reserve estimates for individual properties. These differences appear to be compensating to a great extent when considering the reserves of Enron in the properties included in our reports, resulting in overall differences not being substantial. It is our opinion that the reserves estimates prepared by Enron on the properties reviewed by us and referred to above, when compared on the basis of net

                                       2

equivalent million cubic feet of gas, do not differ materially from those prepared by us.

                                       Submitted,
                                       /S/ DeGOLYER and MacNAUGHTON
                                       DeGOLYER and MacNAUGHTON

      [SEAL]                           /S/ Vernon E. Pringle, Jr., P.E.
                                       VERNON E. PRINGLE, JR., P.E.
                                       Senior Vice President
                                       DeGolyer and MacNaughton

                                       3